Exhibit 8.1

List of Subsidiaries

Subsidiary	Jurisdiction of incorporation or organization

Newater HK Limited	Hong Kong
Yantai Jinzheng Eco-Technology Co., Ltd	People’s Republic of China
Yantai Jinzheng Eco-Technology Co., Ltd Xi’an Branch	People’s Republic of China
Jinda Eco-Technology (Hainan) Co., Ltd	People’s Republic of China
Shaanxi Jinyu Zhengde Environmental Engineering Co., Ltd	People’s Republic of China
Yantai Nuclear-Power R&D Center& Water Treatment Research Institute Co., Ltd	People’s Republic of China
Yantai Jincai Eco-Technology Co., Ltd	People’s Republic of China
Yantai Hengqingyuan Eco-Technology Co., Ltd	People’s Republic of China
Shandong Kasong Construction Engineering Co., Ltd	People’s Republic of China
Yantai Jinyu Eco-Technology Co., Ltd	People’s Republic of China
Lancao (Shanghai) Enterprise Management Co., Ltd	People’s Republic of China
Shandong Jince Environmental Design Institute Co., Ltd	People’s Republic of China